Exhibit 8.1

May 16, 2014

3M Company
3M Center
St. Paul, Minnesota 55144-1000

Re: 3M Company
Medium-Term Notes, Series F

In connection with the Prospectus Supplement dated May 16, 2014 (the “Prospectus Supplement”) to the Prospectus dated May 16, 2014 of 3M Company, a Delaware corporation (the “Company”), relating to the offer of up to $9,000,000,000 aggregate principal amount of the Company’s Medium-Term Notes, Series F, I hereby consent to the use of my name and confirm to you my opinion as set forth under “Certain U.S. Federal Income Tax Considerations” in the Prospectus Supplement.

Very truly yours,

/s/ Lauri B. Ink
Lauri B. Ink
Senior Tax Counsel